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                                                                      EXHIBIT 12

  LOCKHEED MARTIN CORPORATION COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (In millions, except ratio)

                                                                  Six Months
                                                                 Ended June 30                  Years Ended December 31
                                                                 -------------                  -----------------------

EARNINGS:                                                      2003         2002       2002     2001      2000     1999      1998
                                                               ----         ----       ----     ----      ----     ----      ----
Earnings from continuing operations before income taxes         716          707        577      133       186    1,188     1,626
Interest expense                                                259          295        585      700       919      809       861
Losses (undistributed earnings) of 50% and less than 50%
owned companies, net                                            (27)         (32)        (8)      85        (3)      31        (8)
Portion of rents representative of an interest factor            23           22         46       46        57       75        50
Amortization of debt premium and discount, net                    1            1          2        2        (7)      (4)       (4)
                                                              -----        -----      -----    -----     -----    -----     -----

Adjusted earnings from continuing operations before
income taxes                                                    972          993      1,202      966     1,152    2,099     2,525
                                                              =====        =====      =====    =====     =====    =====     =====

FIXED CHARGES:

Interest expense                                                259          295        585      700       919      809       861
Portion of rents representative of an interest factor            23           22         46       46        57       75        50
Amortization of debt premium and discount, net                    1            1          2        2        (7)      (4)       (4)
Capitalized interest                                              -            -          -        -         1       10        10
                                                              -----        -----      -----    -----     -----    -----     -----

Total fixed charges                                             283          318        633      748       970      890       917
                                                              =====        =====      =====    =====     =====    =====     =====

RATIO OF EARNINGS TO FIXED CHARGES:                             3.4          3.1        1.9      1.3       1.2      2.4       2.8
                                                              =====        =====      =====    =====     =====    =====     =====
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